Exhibit 99.1

 NEWS RELEASE

Contact:

Philip Lembo or John Gavin

(781) 441-8338

Email: ir@nstar.com

FOR IMMEDIATE RELEASE

NSTAR Increases Common Share Dividend 7.1% and Provides 2009 Earnings Guidance

BOSTON—November 20, 2008—NSTAR (NYSE:NST) announced today that its Board of Trustees voted to increase the dividend on its common shares to an annualized rate of $1.50 per share, a 7.1% increase over the previous rate of $1.40.  This is the company’s 479th consecutive dividend and the eleventh consecutive year that NSTAR has increased the dividend. The company has one of the longest consecutive payment records on the New York Stock Exchange.

The Board declared a quarterly dividend of $0.375 per share, payable February 2, 2009 to shareholders of record as of January 9, 2009.

Chairman, President and Chief Executive Officer Thomas J. May said, “The dividend action taken by our Board reflects the solid financial condition of NSTAR and the confidence we have in our long-term business outlook.”

May added, “Our strategy is to maintain a healthy balance between dividends paid to our shareholders and earnings reinvested into the business.  With a current dividend payout ratio of about 63 percent, we are well-positioned to provide consistent and sustainable dividend growth.”

2009 Earnings Guidance

At this time, the company is also providing guidance for the year 2009 as follows:

a)	Earnings per share are expected to be in the $2.33 to $2.43 range.
b)	Electric sales are expected to increase by about 1% while gas sales are expected to increase approximately 2%, assuming normal weather conditions.
c)	Operations and maintenance expense is expected to decline by approximately 1%.
d)

Capital expenditures for the year are expected to be approximately $360 million.  The lower spending level for 2009 primarily reflects the scheduled completion of the second phase of our 345 kV transmission project.

Also, the Board of Directors of NSTAR Electric Company, a wholly owned subsidiary of NSTAR, declared the following preferred stock dividends payable February 2, 2009 to holders of record as of January 9, 2009:

•	A quarterly dividend of $1.0625 per share on NSTAR Electric’s cumulative preferred stock, 4.25% series; and
•	A quarterly dividend of $1.195 per share on NSTAR Electric’s cumulative preferred stock, 4.78% series.

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Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management, and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: adverse financial market conditions including changes in interest rates and the availability and cost of capital; future economic conditions in global markets; changes to prevailing local, state and federal governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; weather conditions that directly influence the demand for electricity and natural gas; impact of continued cost control processes on operating results; ability to maintain current credit ratings; impact of uninsured losses; impact of adverse union contract negotiations; damages from major storms; impact of conservation measures and self-generation by our customers; changes in financial accounting and reporting standards; changes in specific hazardous waste site conditions and the specific cleanup technology; prices and availability of operating supplies; impact of terrorist acts; and impact of service quality performance measures.

Any forward-looking statement speaks only as of the date of this press release, and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make in our filings to the Securities and Exchange Commission.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3.3 billion and assets of $7.7 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstar.com.

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